[Letterhead of T. Rowe Price Group, Inc.]

August 21, 2017
CONFIDENTIAL
VIA HAND DELIVERY

Kenneth Moreland
3148 River Valley Chase
West Friendship, MD 21794-9542

Dear Ken:

First, I want to thank you again for your many years of service with T. Rowe Price and for your continued commitment to the Company during our search for a new Chief Financial Officer and the related transition. In connection with the transition, I want to thank you for agreeing to extend your employment with T. Rowe Price through, at the latest, the first part of 2018 and the filing of the Form 10K for the Company’s 2017 fiscal year.
The purpose of this letter is to amend the terms of the letter agreement dated January 30, 2017 (the “January Agreement”) and to document the terms under which you will continue to support the Company during this transition. To the extent this letter agreement does not modify or amend the terms of the January Agreement, the terms of the January Agreement will continue in full force and effect.

The date of your resignation and the resulting end of your employment and service as an officer of T. Rowe Price Group, Inc. described in Section1 of the January Agreement will be extended until the filing of the Form 10-K for the Company’s 2017 fiscal year (the “Form 10-K”), unless you and the Company mutually agree to a termination date prior to the filing of the Form 10K. As noted in the January Agreement, the date that your employment ends will be referred to as your “Retirement Date.” You will continue to receive your regular base salary for all days worked through your Retirement Date and your benefits will continue as an active employee through the Retirement Date or through such other date as may be provided for in the applicable benefit plan.

In return for your agreeing to remain employed with the Company until no later than the filing of the Form 10-K the Company will provide you with an additional separation payment in the amount of Three Hundred and Seventy-Five Thousand Dollars ($375,000.00), which will be paid to you within 30 days after your Retirement Date.

Until your Retirement Date, you agree that you will continue to comply with the all the provisions of Section 2 of the January Agreement. You also agree to remain bound by Sections 4, 5, 6 and 7 of the January Agreement.

Thank you and I look forward to continuing to work with you during the transition.

Very Truly Yours,

/s/ William J. Stromberg

AGREED AND ACCEPTED: /s/ Kenneth V. Moreland
(Kenneth Moreland)
Date: August 22, 2017